                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Wyman-Gordon Company
                (Name of Registrant as Specified In Its Charter)

                              Wyman-Gordon Company
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

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                                    [LOGO]

                         NOTICE OF 1996 ANNUAL MEETING,
                                PROXY STATEMENT,
                                      AND
                                   FORM 10-K

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

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                               NORTH GRAFTON, MA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ON OCTOBER 16, 1996

To the Holders of Common Stock:

     The 1996 Annual Meeting of Stockholders of Wyman-Gordon Company will be held at Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts on Wednesday, October 16, 1996 at 10:00 A.M. for the following purposes:

     (1) To elect five persons to the Board of Directors, four of whom shall be elected for a three-year term expiring in 1999 and one of whom shall be elected for a one-year term expiring in 1997, each such director to serve until his successor is elected and qualified.

     (2) To vote upon the selection of independent auditors for the Company for the fiscal year 1997.

     (3) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     By vote of the directors, stockholders of record at the close of business on August 14, 1996 are the stockholders entitled to vote at the 1996 Annual Meeting.

     It is important that your stock be represented at the Annual Meeting. You are encouraged to date, sign and return your proxy in the accompanying envelope to State Street Bank & Trust Company, Boston Financial Data Services, P. O. Box 8200, Boston, Massachusetts 02266-8200, whether or not you expect to be able to attend the meeting in person. Your proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted your proxy.

     You will note that the meeting location is different from previous years and directions to Worcester Historical Museum are printed on the back cover of this booklet.

                                           WALLACE F. WHITNEY, JR.
                                                   Clerk

August 28, 1996

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                          NORTH GRAFTON, MASSACHUSETTS

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 16, 1996

     This Proxy Statement is furnished in connection with the Annual Meeting of Stockholders of Wyman-Gordon Company to be held at Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts, on Wednesday, October 16, 1996 at 10:00 A.M. The Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about August 28, 1996. A copy of the Company's Annual Report on Form 10-K is attached to this Proxy Statement.

     Proxies delivered in response to this solicitation may be revoked by persons executing them at any time prior to the exercise of the power they confer. The proxies are solicited by the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation may be made in part by telephone.

     August 14, 1996 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. The outstanding capital stock of the Company, as of August 14, 1996 consisted of 35,706,713 shares of common stock, par value $1.00 per share, (the "Shares"). The Shares vote as a single class and each Share has one vote.

1.  ELECTION OF DIRECTORS

     Five directors will be elected at the meeting. Four directors will be elected to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified, while one director will be elected to hold office until the 1997 Annual Meeting of the Stockholders and until such director's successor is elected and qualified. Three of the nominees are currently directors of the Company, while two of the nominees currently have no affiliation with the Company. Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the Shares to which the proxy relates for the election to the Board of Directors of the five nominees listed below. The affirmative vote of a majority of the Shares voting at the Annual Meeting is required for election.

NOMINEES FOR THREE-YEAR TERM

     E. PAUL CASEY, age 66, Chairman and General Partner, Metapoint Partners, Peabody, Massachusetts (an investment partnership). Director of the Company since 1993. Member of the Management Resources and Compensation Committee. Term expires in 1996.

     Mr. Casey established Metapoint Partners in 1988. He served as Vice Chairman of Textron, Inc. from 1986 to 1987 and as Chief Executive Officer and President of Ex-Cell-O Corporation during 1978 to 1986. Mr. Casey is a Director of Comerica, Inc. and Hood Enterprises, Inc., a Trustee of Henry Ford Health Care System, and President of the Hobe Sound, Florida Community Chest.
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     WARNER S. FLETCHER, age 51, Attorney and Director of the law firm of
Fletcher, Tilton & Whipple, P.C., Worcester, Massachusetts. Director of the Company since 1987. Chairman of the Finance Committee and member of the Directors' Committee. Term expires in 1996.

     Mr. Fletcher is an Advisory Director of Bank of Boston, Worcester. He is also Chairman of The Stoddard Charitable Trust, a Trustee of The Fletcher Foundation, the George I. Alden Trust, the Worcester Polytechnic Institute, the Worcester Foundation for Biomedical Research, the Bancroft School and the Worcester Art Museum.

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

     M HOWARD JACOBSON, age 63, Senior Advisor, Private Advisory Services, Bankers Trust. Director of the Company since 1993. Member of the Directors' Committee and the Finance Committee. Term expires in 1996.

     Mr. Jacobson was for many years Chief Executive Officer, President and Treasurer and a Director of Idle Wild Foods, Inc. until that company was sold in 1986. From 1989 to 1991 he was a Senior Advisor to Prudential Bache Capital Funding. Mr. Jacobson is a Director of Allmerica Property & Casualty Cos., Inc., ImmuLogic Pharmaceutical Corporation, Stoneyfield Farm, Inc. and Boston Chicken, Inc. He is Vice Chairman of the Board of Trustees of the Medical Center of Central Massachusetts, Chairman of the Overseers of WGBH Public Broadcasting, a Trustee of the Worcester Foundation for Biomedical Research, the Massachusetts Biotechnology Research Institute, Worcester Polytechnic Institute, and a member of the Harvard University Overseers' Committee on University Resources.

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     DAVID A. WHITE, JR., age 54, Senior Vice President, Strategic Planning of
Cooper Industries, Inc.

     Since joining Cooper Industries as a Planning Analyst in 1971, Mr. White has served in various planning and finance capacities. In 1980, he was named Vice President and General Manager of the Cooper Power Tools Division and in 1988 he became Vice President, Corporate Planning and Development. He assumed his present position in 1996. Mr. White serves as Vice Chairman of the Strategic Planning and Development Council of the Manufacturers' Alliance for Productivity and Innovation.

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NOMINEE FOR ONE-YEAR TERM

     CHARLES W. GRIGG, age 57, Chairman and Chief Executive Officer of SPS Technologies, Inc., Jenkintown, Pennsylvania (a manufacturer of high technology products in the fields of fastening, precision components and materials handling).

     Prior to joining SPS Technologies in 1993, Mr. Grigg spent ten years at Watts Industries, Inc. (a Massachusetts manufacturer of valves for industrial applications), the last nine of which he served as President and Chief Operating Officer. From 1976 through 1983 Mr. Grigg worked at BTR PLC where he served first as Chief Financial Officer and then as President of BTR's Worcester Controls Division.

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CONTINUING DIRECTORS

     ROBERT G. FOSTER, age 58, President, Chief Executive Officer and Chairman of the Board of Commonwealth BioVentures, Inc., Portland, Maine (a venture capital company engaged in biotechnology) since 1987. Director of the Company since 1989. Member of the Audit Committee. Term expires in 1997.

     Mr. Foster is a Director of United Timber Corp., Carr Separations, Phytera, Neptune Pharmeuticals, ActiMed Laboratories, Inc., Brunswick Biomedical Corp. and Watson Technologies. He is also a member of the Science & Technology Board for the State of Maine.

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     RUSSELL E. FULLER, age 70, Chairman of REFCO, Inc., Boylston, Massachusetts
(a supplier of specialty industrial products). Director of the Company since 1988. Chairman of the Directors Committee and member of the Finance Committee. Term expires in 1998.

     Mr. Fuller is Chairman and Treasurer of The George F. and Sybil H. Fuller Foundation as well as a Trustee of The Medical Center of Central Massachusetts and the Worcester County Horticultural Society.

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     DAVID P. GRUBER, age 54, President and Chief Executive Officer of the
Company. Director of the Company since 1992. Member of the Finance Committee and Directors Committee. Term expires in 1998.

     Mr. Gruber was elected to his current position in May 1994 having served as President and Chief Operating Officer of the Company since October 1, 1991. Prior to that time, he was employed by Norton Company (manufacturer of abrasives and ceramic products) since 1978 including serving as its Vice President, Advanced

Ceramics from 1987 to 1991. He is a Director of Goulds Pumps, Inc., a Trustee of the Manufacturers' Alliance for Productivity and Innovation, and is a member of the Mechanical Engineering Advisory Committee of Worcester Polytechnic Institute.

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     JUDITH S. KING, age 61, Community Volunteer, Personal Investments. Director
of the Company since 1990. Member of Management Resources and Compensation Committee. Term expires in 1997.

     Mrs. King is also a Trustee and Treasurer of The Stoddard Charitable Trust.

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     JOHN M. NELSON, age 65, Chairman of the Board of the Company. Director of
the Company since 1991. Member of the Finance and Directors Committees. Term expires in 1998.

     Mr. Nelson was elected to his present position in May 1994, having previously served as the Company's Chairman of the Board and Chief Executive Officer since May, 1991. Prior to that time, he served for many years in a series of executive positions with Norton Company and was that company's Chairman and Chief Executive Officer from 1988 to 1990 and its President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is also Chairman of the Board of Directors of the TJX Companies, Inc., a Director of Brown & Sharpe Manufacturing Company, Cambridge Biotechnology, Inc., Stocker & Yale, Inc. and Commerce Holdings, Inc. He is also Chairman of the Board of Trustees of Worcester Polytechnic Institute and Vice President of the Worcester Art Museum.

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     H. JOHN RILEY, JR., age 55. Chairman, President and Chief Executive Officer
of Cooper Industries, Inc. Director of the Company since 1994. Member of the Management Resources and Compensation Committee. Term expires in 1998.

     Mr. Riley has served in a series of executive positions at Cooper Industries, Inc. since 1982. He was named President and Chief Operating Officer of Cooper Industries, Inc. in 1992, Chief Executive Officer in 1995 and Chairman in 1996. He is also a Director and Chairman of Junior Achievement of Southeast Texas, a Director of Central Houston, Inc., Houston Symphony, and the Houston Forum, a member of the Business Round Table, and a Trustee of the Museum of Fine Arts in Houston, and the Manufacturers' Alliance for Productivity and Innovation.

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     JON C. STRAUSS, age 56, Vice President and Chief Financial Officer of
Howard Hughes Medical Institute, Chevy Chase, Maryland (a medical research institute and the largest private philanthropic organization in the United States). Director of the Company since 1989. Chairman of the Audit Committee. Term expires in 1997.

     Prior to assuming his current position in 1994, Dr. Strauss served as President of Worcester Polytechnic Institute, Worcester, Massachusetts since 1985. He is a Director of Computervision Corporation.

RETIRING DIRECTORS

     Three individuals who have served as directors during the 1996 fiscal year have discontinued or will discontinue their affiliation with the Board after the Annual Meeting. Dewain K. Cross, whose term was to expire in 1998 has decided to resign from the Board. George S. Mumford, Jr., whose term expires at the Annual Meeting, has decided not to stand for re-election. Charles A. Zraket, whose term was to expire at the 1997 Annual Meeting, has reached the Company's mandatory retirement age.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Management Resources and Compensation, Audit, Finance and Directors Committees.

     The members of the Management Resources and Compensation Committee are Mr. Zraket (Chairman), Mr. Casey, Mrs. King and Mr. Riley. Its principal functions are to review and determine remuneration arrangements for senior management and to administer awards under the Company's long-term incentive programs. The Committee held seven meetings during the Company's 1996 fiscal year.

     The members of the Audit Committee are Mr. Strauss (Chairman), Mr. Cross, Mr. Foster, and Mr. Mumford. The Committee met twice during the Company's 1996 fiscal year. The principal functions of the Committee are to review the systems of internal control, to recommend the engaging or discharging of independent auditors, to consider the scope of the annual audit, and to review the audit.

     The members of the Finance Committee are Mr. Fletcher (Chairman), Mr. Cross, Mr. Fuller, Mr. Jacobson, Mr. Nelson, and Mr. Gruber. The principal functions of the Committee are to monitor the overall financial condition of the Company, and to provide oversight of pension and employee savings plan investments. The Committee met once during the Company's 1996 fiscal year.

     The members of the Directors Committee are Mr. Fuller (Chairman), Mr. Fletcher, Mr. Jacobson, Mr. Zraket, Mr. Nelson, and Mr. Gruber. Its principal functions are to assist in the identification of nominees for positions on the Board and to advise on the structure and operation of the Board. The Committee met once during the Company's 1996 fiscal year.

MEETINGS OF THE BOARD

     The Board of Directors held seven meetings during the Company's 1996 fiscal year. Non-employee directors of the Company received annual remuneration of $10,000 for their services plus a fee of $600 for each Board meeting attended. Those non-employee directors who are also members of the Audit, Finance, Management Resources and Compensation or Directors Committees of the Board receive additional compensation of $600 for each Committee meeting attended. Effective May 29, 1996, the annual retainer was increased to $15,000 per year, with Committee Chairmen receiving an additional $2,000 retainer, and the meeting fees were increased to $800. Each director attended at least seventy-five percent of the total number of Board and Committee meetings held while he or she served as a director or member of a Committee.

SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY CERTAIN OWNERS AND BY MANAGEMENT

     The following table shows as of August 14, 1996, information with respect to the holdings of Shares of the Company's common stock, which is the only class of stock outstanding, and by shareholders beneficially owning 5% or more of the outstanding Shares and with respect to holdings of Shares by the Company's directors, nominees for director, and executive officers.

                                                                                 OPTIONS
              NAME AND ADDRESS OF                    SHARES OF COMPANY         EXERCISABLE        PERCENT
              BENEFICIAL OWNER(1)                 STOCK BENEFICIALLY OWNED    WITHIN 60 DAYS    OF CLASS(2)
              -------------------                 ------------------------    --------------    ------------
Cooper Industries, Inc.(3)......................         16,500,000                                 46.2%
  600 Travis, Suite 5800
  Houston, TX 77002

George F. and Sybil H. Fuller Foundation(4).....          2,684,344                                  7.5%
  730 Main Street
  P.O. Box 257
  Boylston, MA 01505

Directors and Officers:
  E. Paul Casey.................................             20,000
  Warner S. Fletcher(5)(6)......................          2,693,724                   666            7.5%
  Robert G. Foster..............................             10,200                   666
  Russell E. Fuller(4)..........................          2,689,344                   666            7.5%
  Andrew C. Genor...............................             16,074                 8,333
  Charles W. Grigg..............................                 --                    --
  David P. Gruber...............................            185,592               152,333
  M Howard Jacobson.............................              1,000                   666
  Judith S. King(5).............................          2,077,996                   666            5.8%
  George S. Mumford, Jr.........................             92,040                   666
  John M. Nelson................................             53,000               321,667            1.0%

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

                                                                                 OPTIONS
              NAME AND ADDRESS OF                    SHARES OF COMPANY         EXERCISABLE        PERCENT
              BENEFICIAL OWNER(1)                 STOCK BENEFICIALLY OWNED    WITHIN 60 DAYS    OF CLASS(2)
              -------------------                 ------------------------    --------------    -----------
  H. John Riley, Jr.(3).........................                 --                   666
  Sanjay N. Shah................................             16,864                87,131
  Jon C. Strauss................................              1,200                   666
  J. Douglas Whelan.............................             23,976                 2,666
  David A. White, Jr.(3)........................                 --                    --
  Wallace F. Whitney, Jr........................             16,923                81,666
  Charles A. Zraket.............................             17,000                   666
  All directors and executive officers as a
     group......................................          6,122,738               693,456           19.1%

- - ---------------

(1) The address of all directors and executive officers is Wyman-Gordon Company, 244 Worcester Street, North Grafton, MA 01536

(2) Unless otherwise indicated, less than one percent. Includes exercisable options.

(3) Pursuant to an Investment Agreement (the "Investment Agreement") between the Company and Cooper Industries, Inc. ("Cooper") dated as of January 10, 1994, the Company issued 16,500,000 Shares to Cooper on May 26, 1994 in connection with the Company's acquisition of Cooper's Cameron Forged Products Division. The Investment Agreement provides, in part, that during the term of the Agreement, the Company will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the Board of Directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. Cooper previously has designated H. John Riley, Jr., the Chairman, President and Chief Executive Officer of Cooper, and Dewain K. Cross, the retired Senior Vice President, Finance of Cooper, as its representatives on the Company's Board of Directors. In connection with the resignation of Mr. Cross from the Board, Cooper has designated David A. White, Jr., the Senior Vice President, Strategic Planning of Cooper, as its representative along with Mr. Riley. The Company has agreed to vote all Shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies. In December 1995, Cooper issued 16,500,000 6.0% Exchangeable Notes due January 1, 1999
    (DECS[Service Mark]. At maturity, the DECS will be mandatorily exchanged by Cooper into Shares, or at Cooper's option, cash. In connection with the transaction and pursuant to the Investment Agreement, the Company registered the up to 16,500,000 Shares that may be delivered pursuant to the terms of the DECS. Pursuant to the terms of the Investment Agreement and the agreement of the parties, a portion of the costs of registration and associated costs was paid by the Company. Notwithstanding the sale of the DECS, Cooper continues to own the 16,500,000 Shares, and the provisions of the Investment Agreement will remain in force until such Shares are exchanged at the maturity of the DECS.

(4) Russell E. Fuller is one of six trustees of the George F. and Sybil H. Fuller Foundation (the "Fuller Foundation") and Shares owned by the Fuller Foundation are therefore reported in the above table. Mr. Fuller disclaims any beneficial interest in the Shares beneficially owned by the Fuller Foundation.

(5) Warner S. Fletcher and Judith S. King are two of the five trustees of The Stoddard Charitable Trust (the "Stoddard Trust"), a charitable trust which owns 1,636,330 Shares. The Shares owned by the Stoddard Trust are therefore reported in the above table. Mr. Fletcher and Mrs. King disclaim any beneficial interest in the Shares owned by the Stoddard Trust.

(6) Mr. Fletcher is a trustee of the Fletcher Foundation, which holds 378,350 Shares and of other trusts that hold 179,880 Shares for the benefit of Judith S. King and her sister, who are his cousins, and the Shares owned by the Fletcher Foundation and by such trusts are therefore reported in the above table. Mr. Fletcher disclaims beneficial ownership of such Shares.



                         COMPENSATION COMMITTEE REPORT

OVERALL POLICY

     The Management Resources and Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for setting and administering the policies that govern the Company's executive compensation and stock ownership programs.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Company maintains an overall compensation policy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified annual performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain talented executives, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based incentive plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee approves the compensation of John M. Nelson, the Company's Chairman of the Board, David P. Gruber, President and Chief Executive Officer, and corporate executives who report directly to Mr. Gruber, including Messrs. Genor, Shah, Whelan, and Whitney. The Committee also sets policies in order to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is determined by the Committee (other than Mr. Nelson and Mr. Gruber), the Committee takes into account Mr. Gruber's evaluation of their performance.

     There are three principal elements of the Company's executive compensation program: base salary, annual bonus and long-term stock-based incentives consisting of stock options and performance share grants. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Gruber, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, savings plans, severance plans, insurance and other benefits, as well as the programs described below. In carrying out its responsibilities the Committee has in recent years obtained advice from William M. Mercer & Co. and Towers Perrin, compensation consulting firms.

BASE SALARIES

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account changed responsibilities. The Committee also uses industry surveys to assist in ensuring that executive salaries are consistent with industry practice.

     Mr. Gruber serves as President and Chief Executive Officer of the Company pursuant to a May 16, 1994 Employment Agreement. Mr. Gruber's Employment Agreement calls for the payment of an annual base salary of $300,000 during his service as the Company's Chief Executive Officer or such higher amount as the Board may determine. At its meeting on September 18, 1995 the Committee approved an increase in Mr. Gruber's annual salary to $350,000 in recognition of his performance as Chief Executive Officer of the Company.

ANNUAL BONUS

     The Company maintains a Management Incentive Plan ("MIP") under which executive officers are eligible for an annual cash bonus. The Committee approves individual employee's participation in, and awards under, the MIP based on recommendations of Mr. Gruber. The Committee established goals for corporate net income and cash generation as the basis of MIP payouts for the 1996 fiscal year. During its fiscal year ended

May 31, 1996, the Company had net income of $25.0 million, a significant improvement over the $1.0 million of net income for fiscal year 1995. In addition the Company's cash generation of $20.2 million (as measured by the change in year-end net debt) exceeded plan. After review of the Company's performance, the Committee authorized MIP payout of 100% of the maximum amount under the MIP including a payment of $262,500 to Mr. Gruber.

     At the time of the Company's acquisition of Cameron Forged Products Company from Cooper Industries, Inc. in 1994, the Committee established an incentive plan for key members of the Company's Forgings management team, including Messrs. Whelan and Shah, designed to facilitate the consolidation of the two forging entities. The plan was based on the achievement of annualized consolidation cost savings and resulted in payments of incentive compensation if $20 million of cost savings were achieved with a maximum payout of $30 million annualized cost savings level. The plan was for a two year period following the acquisition. During the two year period of the plan participants' salaries were frozen and they did not participate in any other annual incentive compensation plans. The Committee has determined that the savings recognized from the transaction are well in excess of the $30 million level. Accordingly, the plan has paid off the maximum levels which in the case of Mr. Whelan was 2 1/2 times his base salary and in the case of Mr. Shah was twice his base salary. An interim payment under the plan was made on account of the Company's Fiscal Year 1995.

STOCK BASED COMPENSATION

     Under the Company's Long-Term Incentive Plan, which was approved by stockholders at the 1995 Annual Meeting of Stockholders, and under predecessor plans, options with respect to the Company's common stock may be granted to the Company's key employees. In addition, the Committee may grant other stock-based awards such as restricted shares, performance shares, phantom shares, performance units and bonus awards. The Committee sets guidelines for the size of awards based on similar factors, including industry surveys, as those used to determine base salaries and annual bonus.

     Stock-based compensation is designed to align the interests of executives with those of the stockholders. The approach is designed to provide an incentive for the creation of stockholder value since the full benefit of the compensation package cannot be realized unless stock price appreciates. In the past the Committee has made annual grants of stock options, and during the Company's 1996 Fiscal Year the Committee granted options to a total of 100 key employees. The Committee believes that broad dissemination of options within the Company enhances the benefits to the Company of stock-based incentives.

     Upon completion of the consolidation of the Company's forging businesses after the acquisition of Cameron Forged Products Company, the Committee believed that it was important to continue to focus on the creation of long-term shareholder value. With the advice of Towers Perrin, the Committee developed an Executive Long-Term Incentive Plan ("LTIP") which will result in significant payouts to the participants if significant price appreciation in the Company's stock is achieved. Under the LTIP the Company's executive officers (including Messrs. Gruber, Genor, Shah, Whelan, and Whitney) will not participate in the annual grant of stock options for the five year term of the LTIP. The LTIP provides for a one-time grant of stock options which are the normal options under the Company's stock option plan except that they vest in equal installments over four years rather than three. The second element of the plan consists of performance stock options which are ten year options that vest upon the achievement of certain stock prices. For example, 10% of the performance stock options vest if the stock increases to $21.00 per Share and at $30.00 per Share the performance stock options become fully vested. In any event, the options vest seven years after the date of grant. The third element of the LTIP is performance shares which are subject to risk of loss and forfeiture if the Company stock price does not achieve certain price levels. The price levels are the same as under the performance stock options and if the stock reaches a price of $21.00 per Share 10% of the performance shares vest and are not subject to forfeiture and similarly if the stock reaches $30.00 per Share the performance shares vest in their entirety. If the stock fails to reach the target levels during the five year term of the LTIP, then the performance shares are forfeited to the extent the target levels have not been attained. Under the terms of the LTIP, the Committee has granted 96,500 stock options, 457,500 performance stock options, and

108,500 performance shares, including the grant to Mr. Gruber of 25,000 stock options, 115,000 performance stock options and 28,500 performance shares.

     When Mr. Gruber became Chief Executive Officer on May 24, 1994 the Committee granted him 150,000 Shares under a Performance Share Agreement at which time the Company's stock price was $5.125 per Share. At the time of grant, the Shares issued to Mr. Gruber pursuant to this Agreement were subject to restrictions and risk of forfeiture in that they vested in Mr. Gruber only if he remained in the employ of the Company for a period of five years and if the Company's stock reached certain target price levels of at least $10 per Share with full vesting at $12 per Share. The $12 target has been achieved, and consequently the Committee has approved an arrangement whereby these Shares will be transferred to an irrevocable trust that will hold the Shares until May 24, 1999 when they will be distributed to Mr. Gruber.

     In addition to the grants made to him under the LTIP, during the Company's 1996 fiscal year Mr. Gruber received options to purchase 25,000 Shares with an exercise price of $12.625 per Share. Mr. Gruber now beneficially owns 185,592 Shares, including the 150,000 Shares issued to him in accordance with the Performance Share Agreement and the 28,500 Shares granted to him under the LTIP. In addition, Mr. Gruber has been granted options to purchase a total of 372,000 Shares.

     The Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management and foster an emphasis on the creation of shareholder value.

TAX MATTERS

     The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated officers. The Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation program as described in this report. Towards this end the Company's Long-Term Incentive Plan approved by the shareholders at the 1995 Annual Meeting of Shareholders has been designed in such a manner so that awards thereunder to the Company's executive officers, including LTIP awards, will qualify as performance-based compensation and, therefore, deductible by the Company.

CONCLUSION

     Through the incentive and stock-based option programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to stockholders.

                                            Charles A. Zraket, Chairman
                                            E. Paul Casey
                                            Judith S. King
                                            H. John Riley, Jr.

                             EXECUTIVE COMPENSATION

     The remuneration of the Company's Chief Executive Officer and each of the four most highly compensated executive officers at May 31, 1996 for services rendered to the Company during its fiscal year then ended and, where applicable, the Company's prior two full fiscal years ended May 31, 1995 and December 31, 1993 is reported in the table set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM AWARDS
                                         ANNUAL COMPENSATION     ---------------------------
       NAME AND           FISCAL        ----------------------   PERFORMANCE       NUMBER OF         ALL OTHER
  PRINCIPAL POSITION    YEAR ENDED       SALARY        BONUS     SHARE AWARDS       OPTIONS       COMPENSATION(1)
- - ----------------------  ----------      --------      --------   ------------      ---------      ---------------
David P. Gruber          05/31/96       $333,336      $262,500       28,500(2)      165,000           $10,577
President and Chief      05/31/95        300,000       225,000      150,000(3)       12,000             8,021
Executive Officer        12/31/93        200,000        50,000                       50,000             9,124

J. Douglas Whelan(4)     05/31/96        204,000       428,400       19,000(2)      104,500             6,916
President, Forgings      05/31/95        204,000        81,600                        8,000             6,542
Division

Andrew C. Genor(5)       05/31/96        200,000       100,000       14,000(2)       78,000            69,716
Vice President, Chief    05/31/95         78,976        50,000                      100,000             1,056
Financial Officer and
Treasurer

Sanjay N. Shah           05/31/96        135,200       216,326       14,000(2)       78,000             4,989
Vice President,          05/31/95        135,200        54,082                        8,000             4,690
Corporate Strategy       12/31/93        135,200                                      6,000             4,101
Planning and Business
Development

Wallace F. Whitney,
  Jr.                    05/31/96        161,500        82,500       14,000(2)       78,000             6,222
Vice President,
  General                05/31/95        144,000        72,000                        8,000             5,200
Counsel and Clerk        12/31/93        144,000        30,000                        6,000             6,494

- - ---------------

(1) Consists of group term life insurance premiums, the value of the stock allocated to the executive's account under the Company's Savings/Investment Plan as a matching contribution, and in the case of Mr. Genor, moving expense reimbursement and related income tax gross-up in 1996.

(2) These Shares were issued to Messrs. Gruber, Whelan, Genor, Shah, and Whitney pursuant to the Long-term Incentive Plan described on pages 7 and 8 hereof. Such Shares are subject to restrictions and risk of forfeiture. At May 31, 1996 these Shares issued to Messrs. Gruber, Whelan, Genor, Shah, and Whitney had market values of $488,062, $325,375, $239,750, $239,750, and $239,750,
    respectively. The holders of such Shares are entitled to receive dividends, if any, paid by the Company with respect to such Shares.

(3) These Shares were issued to Mr. Gruber pursuant to the Performance Share Agreement between Mr. Gruber and the Company which was approved by the stockholders at the October 18, 1995 Annual Meeting. Such Shares will be transferred to an irrevocable trust which will distribute them to him on May 16, 1999. At May 31, 1996 these Shares had a market value of $2,568,750.

(4) Compensation information for Mr. Whelan is not provided for years prior to 1995 since he was not an executive officer of the Company prior to that time.

(5) Mr. Genor joined the Company on January 10, 1995 and thus the salary and other compensation shown for 1995 represents a partial year.



     The table below presents information with respect to stock options
("Options") granted during the Company's fiscal year ended May 31, 1996 to the Chief Executive Officer and the four most highly compensated executive officers pursuant to the terms of the Wyman-Gordon Company Long-Term Incentive Plan (the
"Plan").

                                                OPTION GRANTS DURING THE COMPANY'S
                                                  FISCAL YEAR ENDED MAY 31, 1996

                                                                                             POTENTIALLY REALIZABLE
                                                                                              VALUE AT ASSUMED RATE
                                                                                                 OF STOCK PRICE
                                    NUMBER        % OF TOTAL       EXERCISE                     APPRECIATION FOR
                                      OF      OPTIONS GRANTED TO    PRICE                          OPTION TERM
                                    OPTIONS      EMPLOYEES IN        PER        EXPIRATION   -----------------------
               NAME                 GRANTED      FISCAL YEAR       SHARE(1)        DATE          5%          10%
               ----                 -------   ------------------   --------     ----------       --          ---
D.P. Gruber.......................   25,000            2.9          $12.625      10/18/05    $  198,495   $  503,025
                                    140,000          16.26           16.625       4/17/06     1,463,752    3,709,436
J.D. Whelan.......................   10,000           1.16           12.625      10/18/05        79,398      201,210
                                     94,500          10.97           16.625       4/17/06       988,033    2,503,869
A.C. Genor........................    8,000            .92           12.625      10/18/05        63,518      160,968
                                     70,000           8.13           16.625       4/17/06       731,876    1,854,718
S.N. Shah.........................    8,000            .92           12.625      10/18/05        63,518      160,968
                                     70,000           8.13           16.625       4/17/06       731,876    1,854,718
W.F. Whitney, Jr. ................    8,000            .92           12.625      10/18/05        63,518      160,968
                                     70,000           8.13           16.625       4/17/06       731,876    1,854,718

- - ---------------

(1) Exercise price of each option grant was equal to the market price of the Shares on the date of grant.



     The following table relates to aggregate grants of Options and SAR's under the Plan and its predecessor plan, the 1975 Executive Long-Term Incentive
Program. Options granted prior to 1992 had stock appreciation rights ("SARs") attached. No SARs are attached to the Options granted since 1991.

                                          AGGREGATE OPTION/SAR EXERCISES IN THE COMPANY'S
                                        1996 FISCAL YEAR AND MAY 31, 1996 OPTION/SAR VALUES

                                                                                             VALUE OF
                                                                         NUMBER OF          UNEXERCISED
                                                                        UNEXERCISED        IN-THE-MONEY
                                              NO. OF                   OPTIONS/SAR'S       OPTIONS/SAR'S
                                              SHARES                     AT 5/31/96        AT 5/31/96(1)
                                             ACQUIRED                  --------------     ---------------
                                                ON         VALUE       (EXERCISABLE/       (EXERCISABLE/
                   NAME                      EXERCISE     REALIZED     UNEXERCISABLE)     UNEXERCISABLE)
                   ----                      --------     --------     --------------     ---------------
D.P. Gruber................................   15,000      $196,375         167,333/          $2,126,996/
                                                                           189,667              471,504
J.D. Whelan................................       --            --          52,666/             604,659/
                                                                           134,834              439,090
A.C. Genor.................................   25,000       284,375           8,333/              95,829/
                                                                           144,667              837,670
S.N. Shah..................................       --            --          87,131/           1,071,723/
                                                                            85,334              154,340
W.F. Whitney, Jr...........................    3,000        40,125          84,666/           1,082,159/
                                                                            85,334              154,340

- - ---------------

(1) The value of an SAR attached to an Option granted prior to 1992 is equal to 80% of the excess of the fair market value of Shares of the Company's common stock on the date of exercise over the exercise price of such option.


PENSION BENEFITS

     All salaried employees and executive officers of the Company participate in a defined benefit pension plan (the "Plan"). Under the terms of the Plan each eligible employee receives a retirement benefit based on the number of years of his or her credited service (to a maximum 35 years) and average annual total earnings (salary plus incentive bonus only) for the five consecutive most highly paid years during the ten years preceding retirement. In addition, with the exception of Messrs. Nelson and Whelan, the executive officers covered by the Summary Compensation Table and certain other key executives designated by the Management Resources and Compensation Committee (the "Committee") are eligible to receive benefits under the Supplemental Retirement Plan for Senior Executives (the "Supplemental Plan"). Under the Supplemental Plan, participants who have been employed by the Company for at least five years who retire at age 62 are entitled to receive a pension equal to their highest average annual earnings during any preceding 60-consecutive month period multiplied by 4% for each year of service up to ten years and 2% per year from ten to fifteen years. This supplemental benefit is reduced if the participant retires prior to age 62 and is further reduced by certain other income benefits payable to participants including social security payments and benefits paid under the Plan. If the Committee so determines, payments under the Supplemental Plan may be terminated if a retired participant becomes "substantively employed," as defined in the Supplemental Plan, by another employer before age 65. The following table indicates the aggregate estimated annual benefit payable, as single life annuity amounts, under both the Plan and the Supplemental Plan to participants retiring in various categories of earnings and years of service. To the extent that an annual retirement benefit exceeds the limits imposed by the Internal Revenue Code, the difference will be paid from the general operating funds of the Company.

     As of May 31, 1996, the individuals named in the Summary Compensation Table had full credited years of service with the Company as follows: Mr.Gruber, four years; Mr. Whelan, two years; Mr. Genor, one year; Mr. Shah, 23 years; and Mr. Whitney, five years.


                                PENSION BENEFITS

                                                                YEARS OF SERVICE
                                                        ---------------------------------
                                                                                  15 AND
REMUNERATION                                               5           10          ABOVE
- - ------------                                            -------      -------      -------
  $200,000   .........................................   40,000       80,000      100,000
   250,000   .........................................   50,000      100,000      125,000
   300,000   .........................................   60,000      120,000      150,000
   350,000   .........................................   70,000      140,000      175,000
   400,000   .........................................   80,000      160,000      200,000
   450,000   .........................................   90,000      180,000      225,000
   500,000   .........................................  100,000      200,000      250,000
   550,000   .........................................  110,000      220,000      275,000
   600,000   .........................................  120,000      240,000      300,000
   650,000   .........................................  130,000      260,000      325,000
   700,000   .........................................  140,000      280,000      350,000

TOTAL STOCKHOLDER RETURN

     The graph presented below compares the yearly percentage change in the Company's cumulative total stockholder return, assuming dividend reinvestment, with the cumulative total return of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Aerospace & Defense Sector index, which includes several of the Company's most significant customers and other aerospace industry companies, for the five-year period ending May 31, 1996.


             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN CHART

                                      Year ending May 31,
                        1991    1992     1993     1994     1995     1996
                        ----    ----     ----     ----     ----     ----
Aerospace & Defense      100     98.1    119.0    149.3    208.3    309.1

Equity Market Index      100    110.9    124.6    129.9    155.1    200.5

Wyman-Gordon Company     100     65.3     76.9     96.2    169.1    263.4


AGREEMENTS WITH MANAGEMENT

     At the time of his joining the Company in 1991, John M. Nelson, Chairman of the Board, and the Company entered into an agreement that provides for a five-year term of employment, defined pension benefits upon termination of his employment and certain other employee benefits. The agreement also provides for accelerated vesting of stock options and pension benefits and continuation of employee benefits in the event of termination of his employment under specified conditions.

     At the time of his election as President and Chief Executive Officer in 1994, Mr. Gruber and the Company entered into an agreement that provides for a two year term of employment and for continuation of employee benefits in the event of termination of his employment under specified conditions. Mr. Gruber and the Company have also entered into a Severance Agreement described below, a Performance Share Agreement and irrevocable trust arrangement as described on page 8, as well as the agreements pursuant to the LTIP described on pages 7 and 8.

     The Company has entered into Severance Agreements with each of its executive officers, other than Mr. Nelson, that would provide such officers with specified benefits in the event of termination of employment within three years following a change of control of the Company when both employment termination and such change in control occur under conditions defined in the agreements. Such benefits include a payment equal to a maximum of 250% of the executive officer's annual compensation, continuation of insurance coverages for up to twenty-four months following termination and accelerated vesting of existing options and stock appreciation rights. No benefits are payable under the Severance Agreements in the event of an executive officer's termination for cause, in the event of retirement, disability or death or in cases of voluntary termination in circumstances other than those specified in the agreements that would entitle an executive officer to benefits. In addition the Company has entered into agreements with its executive officers pursuant to the LTIP described on pages 7 and 8 hereof.

2.  SELECTION OF AUDITORS

     The Board of Directors, on the advice of the Audit Committee recommends the selection of Ernst & Young LLP as auditors for the year 1997. That firm was appointed as the Company's auditors in 1992, upon the recommendation of management and approval of the Audit Committee.

     The affirmative vote of a majority of the Shares voting at the Meeting is required for the selection of Ernst & Young LLP as auditors. Representatives of Ernst & Young LLP will be present at the Meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

     The Board of Directors recommends a vote FOR this proposal.

                   SECURITIES AND EXCHANGE COMMISSION REPORTS

     During the Company's fiscal year ended May 31, 1996 Securities and Exchange Commission ("SEC") Forms 4 (Statement of Changes in Beneficial Ownership) were not timely filed by Mrs. King, Mr. Mumford, and Mr. Nelson. In addition, for the Company's fiscal year ended May 31, 1996 Forms 5 (Annual Statement in Changes in Beneficial Ownership) which were required to be filed to report the grant of options to all officers and directors and the participant of certain officers in the Company's Savings/Investment Plan during the year were not timely filed by Mr. Riley and Mr. Zugel. All Forms 4 and 5 listed above have been subsequently filed.

                  STOCKHOLDER PROPOSALS -- 1997 ANNUAL MEETING

     All proposals of stockholders to be presented at the annual meeting of the Company which will be held in 1997 must be received by the Clerk of the Company before July 17, 1997, in order to be included in the proxy statement and form of proxy which will relate to that meeting.

                              VOTING INSTRUCTIONS

     The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which stockholders executing the proxy forms may vote for or withhold authority in the election of management's nominees for election of directors. Proxies will be voted in accordance with such designation or, if no such designation is indicated, will be voted in favor of the election of the nominees. While management has no reason to believe that any of the nominees will not be available as a candidate at the Annual Meeting, should any of the nominees not be a candidate, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute designated by management. Proxies will be voted in accordance with the marking of boxes on the other questions specified on the proxy and in the absence of a designation, will be voted in the affirmative. If any other business is brought before the meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. Broker non-votes are counted in establishing a quorum for the transaction of business at the Annual Meeting, but are not voted for or against matters presented for stockholder consideration. Proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters which may come before the Annual Meeting. As to any other business which may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                 DIRECTIONS TO
                          WORCESTER HISTORICAL MUSEUM

FROM MASS PIKE:

Take Mass Pike to Exit 10 (Route 290, toward Worcester) to Exit 16 (East Central Street). Left on East Central Street to Main Street. Left on Main, right on Elm Street (one block on right). Follow Local Directions below.

FROM ROUTE 495:

Take 495 to Route 290 west towards Worcester. Take Exit 16 Central Street). Right on East Central Street to Main Street. Left on Main, right on Elm Street (one block on right). Follow Local Directions below.

LOCAL DIRECTIONS:

(Must drive past Museum after 1st traffic light on Elm because Museum parking is off Chestnut Street and Chestnut Street is one-way from Pleasant Street). Take Elm to Linden (two blocks). Left on Linden to Pleasant, (one block). Left on Pleasant to Chestnut (one block). Museum is at the end of the block on left. Museum parking directly behind Museum. Additional parking in Pearl-Elm garage (on Pearl Street, one block from the Museum) or Worcester Center garage (four blocks from Museum).

                                    [MAP]

                             WYMAN-GORDON COMPANY

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 16, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Andrew C. Genor and Wallace F. Whitney, Jr., or either of them, as proxies with full power of substitution in each, to vote all shares of common stock par value $1.00 per share ("Shares"), of Wyman-Gordon Company (the "Company") held of record by the undersigned at the Annual Meeting of Shareholders (the "Meeting") to be held at the Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts on Wednesday, October 16, 1996 at 10:00 a.m., and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

This proxy when properly executed will be voted (i) as directed on the reverse side, or in the absence of such directions, this proxy will be voted FOR each of the Nominees named in Proposal 1 and FOR Proposal 2 and (ii) in accordance with the best judgment of the persons voting such proxies.

                         ----------------------------------------------------------------------------------
- - -------------------------PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE------------------------
                         ----------------------------------------------------------------------------------
Signature(s) must correspond exactly with the name(s) as shown above. Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.), give your full title as such.
- - -----------------------------------------------------------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                                       DO YOU HAVE ANY COMMENTS?

- - ------------------------------------------------------          -------------------------------------------------------------------

- - ------------------------------------------------------          -------------------------------------------------------------------

- - ------------------------------------------------------          -------------------------------------------------------------------




/X/  PLEASE MARK VOTES
     AS IN EXAMPLE

                                                                                                                With-  For All
                                                                                                         For    hold    Except
                                         1.)  Election of each of the following five persons to the     /  /    /  /    /  /
                                              Board of Directors for the length of term set forth
                                              below for such person and until his successor is
                                              elected and qualified.

                                                                NOMINEES FOR THREE YEAR TERM EXPIRING IN 1999:
                                                            E. PAUL CASEY, WARNER S. FLETCHER, M HOWARD JACOBSON,
                                                                           AND DAVID A. WHITE, JR.
RECORD DATE SHARES:
- - --------------------------------------                            NOMINEE FOR ONE YEAR TERM EXPIRING IN 1997:
                                                                                CHARLES W. GRIGG

                                              If you do not wish your shares voted "FOR" a particular nominee, mark the "For All
     REGISTRATION                             Except" box, and strike a line through the nominee(s) name. Your shares shall be voted for the remaining nominees.

                                                                                                         For   Against Abstain
                                         2.)  Approval of the selection of Ernst & Young LLP as         /  /    /  /    /  /
                                              independent auditors for the Company for fiscal
                                              year 1997.

- - --------------------------------------
                                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF
                                                            THE PROPOSALS LISTED ABOVE.


                                                --------------------
Please be sure to sign and date this Proxy      Date                            Mark box at right if comments or address
- - ---------------------------------------------------------------------           change have been noted on the reverse side
                                                                                of this card.                                  /  /

- - -----Shareholder sign here-----------------Co-owner sign here -------

- - ------------------------------------------------------------------------------------------------------------------------------------
DETACH CARD                                                                                                     DETACH CARD



                             WYMAN-GORDON COMPANY


Dear Shareholder:

Please take note of the important information in the proxy materials enclosed with this Proxy Ballot.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, October 16, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Wallace F. Whitney, Jr.
Clerk